CONFIDENTIAL

August [__], 2017
Dear [Name],

As you know, Tesco Corporation (the “Company”) has entered into an Arrangement Agreement with Nabors Industries Ltd. (the “Buyer”), whereby the Buyer would acquire all of the outstanding shares of common stock of the Company (the “Transaction”). In order to ensure your continued dedication and efforts during this time of transition, and particularly in light of the criticality of your role with the Company, you are being granted the retention incentive set forth in this letter (this “Letter”).

1.	Bonus Payment

Subject to the other provisions of this Letter, if you remain employed by the Company from the date hereof through the 30th day following the closing of the Transaction (the “Retention Date”) then, within 30 days following the Retention Date, the Company will pay you an amount equal to $[____], less all applicable taxes and withholdings (the “Retention Payment”).

Notwithstanding the immediately preceding paragraph, but subject to the other provisions of this Letter (including, but not limited to, the immediately following paragraph), if your employment with the Company is terminated by the Company without Cause (but other than as a result of your death or disability) after the closing of the Transaction but prior to the occurrence of the Retention Date, then, within 60 days following the date of such termination, the Company will pay you the Retention Payment. Notwithstanding anything in this Letter to the contrary, in no event will you receive the Retention Payment if (a) you resign from employment with the Company or (b) your employment with the Company is terminated by the Company for Cause.

Notwithstanding anything in this Letter to the contrary, as a condition precedent to your right to receive the Retention Payment as a result of, or in connection with, a termination without Cause (as described above), you must execute and deliver to the Company an effective general release of all claims in favor of the Company and the Buyer, in a form specified by the Buyer and the Company (with all periods for revocation therein having previously expired), within 59 days following the date of such termination.

For the purposes of this Letter, “Cause” means your (a) commission of (i) any felony, or (ii) any act involving dishonesty, fraud, or other misconduct that could reasonably be expected to result in material harm to the Company or any of its affiliates, (b) willful failure to perform your duties, or (c) material violation of the terms and conditions of your employment (including, without limitation, if applicable, your employment agreement, your restrictive covenant agreement with the Company or any of its affiliates, this Letter, and Company policy) (and, if applicable, any policy of the Buyer).

2.     Confidentiality

The contents of this Letter are highly confidential. If you would like to discuss its terms, you may speak with [Company contact]. You may disclose the contents of this Letter to your immediate family (and, as necessary, to legal counsel, tax authorities or your personal financial advisors), subject to each such person’s or entity’s obligation to maintain the confidentiality of this Letter. However, if the contents of this letter are disclosed or if the Company reasonably believes that the contents of this Letter have been disclosed to any other third party, whether by you or by any person or entity to whom you have previously disclosed the contents of this Letter (as contemplated above), or if any breach of the confidentiality of this Letter occurs, you may be subject to the Company’s formal disciplinary procedure, the terms of this Letter may be rendered null and void, and no payments will be made to you pursuant to this Letter.

3.	Other Terms & Conditions

Except as otherwise set forth herein, this Letter constitutes the entire agreement between you and the Company with respect to the specific subject matter hereof, and supersedes all prior agreements and understandings relating to the specific subject matter hereof. The payment described in this Letter is a one-time payment. This Letter does not constitute an employment agreement; your employment with the Company is at-will and may be terminated at any time for any reason or no reason.

This Letter may only be amended or terminated by the parties in writing, signed by the parties hereto.

Except as otherwise provided herein or by applicable law: (a) none of your rights or interests under this Letter will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner; and (b) no attempted assignment or transfer thereof will be effective.

If any provision of this Letter is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and this Letter will be construed and enforced as if such provisions had not been included. This Letter will inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, any successor to the Company.

This Letter’s headings and captions are provided for reference and convenience only, and will not be employed in the construction of this Letter.

This Letter will be governed by and construed and enforced according to the laws of Alberta, without regard to conflicts of laws principles thereof. The parties agree that the provincial and federal courts located in Calgary, Alberta will have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Letter and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.

All payments pursuant to this Letter will be reduced by applicable tax and other withholding, and will be subject to applicable tax reporting, as determined by the Company.

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Please sign and return one copy of this Letter to confirm your receipt, understanding and agreement with the terms of this Letter.

Yours sincerely,
on behalf of the Company

…………………………………….
[Name]
[Title]

…………………………………….
Date

I confirm my receipt, understanding and agreement with the terms of this Letter.

…………………………………….
[Name]

…………………………………….
Date

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